Exhibit 5.02

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX WWW.FOLEY.COM CLIENT/MATTER NUMBER 108376-0109

May 16, 2024

Northern States Power Company 1414 West Hamilton Avenue Eau Claire, Wisconsin 54701

Re:	$400,000,000 principal amount of Northern States Power

Company’s 5.65% First Mortgage Bonds, Series due June 15, 2054

Ladies and Gentlemen:

We have acted as special Wisconsin counsel for Northern States Power Company, a Wisconsin corporation (the “Company”), in connection with the issuance of $400,000,000 principal amount of the Company’s 5.65% First Mortgage Bonds, Series due June 15, 2054 (the “Bonds”). The Bonds will be issued pursuant to the Company’s Indenture to U.S. Bank Trust Company, National Association as successor trustee (the “Trustee”) dated April 1, 1947, as supplemented and restated by the Company’s Supplemental and Restated Trust Indenture to the Trustee dated March 1, 1991 (the “Restated Indenture”), and as further supplemented by the Supplemental Trust Indenture to the Trustee dated as of May 13, 2024 (the “Supplemental Indenture”). The Restated Indenture, as previously supplemented by trust indentures dated subsequent to its date, and as further supplemented by the Supplemental Indenture, is hereinafter referred to as the “Indenture”. The Bonds will be sold pursuant to the Underwriting Agreement, dated May 13, 2024 (the “Underwriting Agreement”), by and between the Company, and BMO Capital Markets Corp. and KeyBanc Capital Markets Inc. (together, the “Underwriters”).

We have reviewed and relied upon such documents, records, certifications, and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, and subject to the assumptions and qualifications noted elsewhere in this opinion, we are of the opinion that the Bonds, when they are duly executed by the Company and duly authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company, subject to (i) applicable bankruptcy, receivership, conservatorship, liquidation, reorganization, insolvency, equitable subordination, readjustment or recharacterization of debt, moratorium, fraudulent or voidable conveyance or transfer, preference, and other laws and judicially developed doctrines of general application affecting creditors’ rights and the rights of mortgagees and other secured parties generally and state laws which affect the enforcement of certain remedial provisions, (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith, fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, whether considered in a proceeding in equity or at law, (iii) public policy

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SHANGHAI SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Northern States Power Company

May 16, 2024

considerations that may limit the rights of parties to obtain specific remedies or enforce specific terms, and (iv) governmental authority to limit, delay, or prohibit the making of payments outside the United States. We express no opinion as to the enforceability or effect of any provision in the Bonds that (i) authorizes one party to act as attorney-in-fact for another party, (ii) provides for the waiver of legal or equitable defenses or other procedural, judicial, or substantive rights, (iii) unreasonably restricts the ability of the Company to transfer any property, or (iv) provides for payment of prepayment, redemption, make-whole, or similar premiums or other amounts (whether payable upon voluntary prepayment or redemption, or upon mandatory prepayment or acceleration) or the calculation thereof, or for liquidated damages, whether or not, in any such case, denominated or designated as such.

The foregoing opinions assume that (a) the Trustee has satisfied those legal requirements that are applicable to it to the extent necessary to make the Indenture enforceable against it, (b) the Trustee and the holders of the Bonds issued under the Indenture have complied with all legal requirements pertaining to their status as such status relates to their rights to enforce the Indenture and the Bonds against the Company, (c) the Company has obtained all consents and approvals required to enable it to execute, deliver, and perform its obligations under, and consummate the transactions contemplated by, the Indenture and the Bonds, and such execution, delivery, performance, and consummation do not, and at all relevant times will not, violate or conflict with any law, rule, regulation, order, decree, judgment, instrument, or agreement binding upon the Company or its properties, (d) each party to the Indenture and the Bonds, including but not limited to the Company, is duly organized and validly existing under the laws of the jurisdiction of its organization (and, in the case of the Company, is duly organized and validly existing under the laws of the State of Wisconsin), has duly authorized, executed, delivered, and accepted the Indenture and the Bonds, and has the power and authority under its constituent documents and under applicable corporate, regulatory, and other state and federal laws to enter into, deliver, and perform its obligations under the Indenture and the Bonds and to consummate the transactions effected thereby, and (e) the Bonds will be issued upon receipt by the Company of the consideration therefor specified in the Underwriting Agreement (and such consideration is adequate for the Company’s execution and delivery of the Bonds), and the Bonds will be accepted by the holders thereof.

We have relied as to certain relevant factual matters upon certificates of and/or verifications provided by public officials and certificates of and/or information provided by officers and employees of the Company as to the accuracy of such factual matters, and the representations, warranties, certifications, and statements of fact by the Company in the Indenture and the Underwriting Agreement, in each case without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (a) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transactions in question and carry out their roles therein, (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, each

Northern States Power Company

May 16, 2024

signature and seal on each such document is a genuine signature or seal of the purported signatory or of the purported entity identified therein, made or affixed with an intent to execute, attest, acknowledge, authenticate, adopt, and seal such document, and the documents executed, delivered, and accepted by the parties are in substantially the same form as the forms of those documents that we have reviewed in rendering this opinion, (c) there are no agreements, instruments, or understandings by or among any party or parties, written or oral, there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement, or qualify the terms of any instrument or agreement relevant hereto, there has been no waiver of any of the provisions of the Indenture or the Bonds by conduct of the parties or otherwise, and there has been no fraud, duress, or mutual mistake of fact in connection with transactions contemplated by the Indenture and the Bonds, and (d) the constitutionality or validity of a relevant statute, rule, regulation, or agency action is not in issue unless a published decision in the relevant jurisdiction has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity. To the extent our opinion is deemed to address the satisfaction of regulatory preconditions to the issuance and sale of the Bonds, we have relied, with the Company’s consent, upon the opinion letter of even date herewith addressed to the Company by Tara R. Duginske, and we have made no independent investigation or examination of that matter; all assumptions, qualifications, and exceptions in such opinion letter are incorporated herein by this reference.

The opinion herein expressed is limited to the specific issue addressed and to documents, laws, facts, and circumstances existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such documents, laws, facts, or circumstances or in the interpretation thereof which may occur after the date hereof. Our opinion herein is limited to the internal laws of the State of Wisconsin of general application. We have assumed that the choice of Wisconsin law to govern the Indenture and the Bonds will be upheld. We express no opinion concerning local laws, ordinances, or regulations, tax laws, or laws relating to the obligations of fiduciaries.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3, as amended (File No. 333-278797-03) (the “Registration Statement”), filed by the Company to effect the registration of the Bonds under the Securities Act of 1933 (the “Act”), without implying or admitting that we are in the category of persons whose consent is required under the Act, or other rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Foley & Lardner LLP